FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
THIRD QUARTER FISCAL 2009 RESULTS

~ Net Sales of $203.5 million ~
~ Sales Decrease of 3.4%; Increase of 1.3% Excluding Impact of Foreign Currency Translation ~
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          New York, New York (May 7, 2009) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2009.

THIRD QUARTER RESULTS

          For the third fiscal quarter ended March 31, 2009, the Company reported net sales of $203.5 million, a decrease of 3.4%, as compared to the third quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased 1.3%. For the third fiscal quarter ended March 31, 2009, the net loss per diluted share was $0.13 as compared to a net loss per diluted share of $0.14 for the prior year period. Excluding restructuring and expenses associated with the Company's Global Efficiency Re-engineering project, the net loss per diluted share for the three months ended March 31, 2009 was $0.19 compared to a net loss per diluted share of $0.10 for the prior year period. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes to this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Our North American fragrance business is tracking as we had anticipated. We are seeing modest improvement in retail sales performance and are continuing to build market share. This, however, is being offset by weak conditions in our travel retail and distributor markets, reflecting declining passenger traffic, retailer de-stocking and the impact of credit constraints and currency volatility on our distributors, which is expected to continue."

          Mr. Beattie continued, "During the quarter, we made substantial progress toward achieving our working capital and cash flow goals, and continued to maintain a strong balance sheet with $55 million of availability under our credit facility at quarter end. We reduced inventories by $30 million during the quarter and are confident we will achieve our June 30, 2009 inventory targets of $350 million to $370 million as previously disclosed, which is expected to generate additional cash flow for this fiscal year. We are also continuing to invest in our key brands and franchises. The most recent fragrance launch, the Elizabeth Arden fragrance, Pretty, has exceeded our expectations thus far, ranking as the number one fragrance launch in U.S. department stores in 2009 through March, and we anticipate this fragrance will help drive global growth of the Elizabeth Arden brand."

NINE MONTHS RESULTS

          For the nine months ended March 31, 2009, the Company reported net sales of $857.7 million, a decrease of 5.2%, or 2.3% excluding the unfavorable impact of foreign currency translation, as compared to the prior year period. Net income per diluted share, excluding expenses and non-cash charges related to the Liz Claiborne license agreement, restructuring expenses and expenses associated with the Company's Global Efficiency Re-engineering project, was $0.53 as compared to net income per diluted share, excluding restructuring expenses, of $1.09 for the prior year period. On a reported basis, the net loss per diluted share was $0.09 for the nine months ended March 31, 2009, as compared to net income of $1.04 per diluted share for the nine months ended March 31, 2008.

OUTLOOK

          The Company's guidance for the fiscal year ending June 30, 2009 is for net sales to decline by 6% to 6.5%, or by 2% to 2.5% excluding an expected unfavorable impact from foreign currency translation, as compared to the prior year period. Earnings per diluted share are expected to be in the range of $0.38 to $0.50. This guidance is based on continued expectations of weakness in the Company's international markets, particularly its higher margin travel retail and distributor markets as well as its European business, which markets are experiencing a rapid rise in unemployment and a sharp contraction of their economies. The guidance includes an incremental impact of unfavorable foreign currency rates of $.04 per diluted share as compared to the currency rates assumed in the Company's February 2009 guidance.

          The fiscal 2009 guidance assumes April 2009 foreign currency rates and excludes expenses and non-cash charges related to the Liz Claiborne license agreement and restructuring and expenses associated with the Company's Global Efficiency Re-engineering project. The Company does not anticipate incurring any further expenses associated with the Liz Claiborne license agreement during the fourth quarter of fiscal 2009. The Company further notes that the high degree of on-going global economic uncertainty and foreign currency volatility may continue to have a negative effect on retailer and consumer confidence and demand, making forecasting difficult. The Company believes that net sales and earnings guidance excluding the impact of foreign currency and expenses and non-cash charges associated with the Liz Claiborne license agreement and restructuring and other expenses associated with the Company's Global Efficiency Re-engineering project, as applicable, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until May 22, 2009.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 90 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, Danielle Steel, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008

Net Sales	$203,471	$210,554	$857,663	$904,786
Cost of Sales	115,796	119,800	511,962	528,792

Gross Profit	87,675	90,754	345,701	375,994
Gross Profit Percentage	43.1%	43.1%	40.3%	41.6%

Selling, General and Administrative Expenses	86,398	83,004	316,123	294,837
Depreciation and Amortization	6,392	6,298	19,205	18,461

Total Operating Expenses	92,790	89,302	335,328	313,298

Interest Expense, Net	5,643	6,067	19,244	21,821

(Loss) Income Before Income Taxes	(10,758)	(4,615)	(8,871)	40,875
(Benefit from) Provision for Income Taxes	(7,054)	(803)	(6,317)	10,538

Net (Loss) Income	$(3,704)	$(3,812)	$(2,554)	$30,337

As reported:

Net (Loss) Income Per Basic Share	$(0.13)	$(0.14)	$(0.09)	$1.08
Net (Loss) Income Per Diluted Share	$(0.13)	$(0.14)	$(0.09)	$1.04

Basic Shares	27,805	27,894	27,901	27,961
Diluted Shares	27,805	27,894	27,901	29,292

EBITDA (a)	$1,277	$7,750	$29,578	$81,157
EBITDA margin (a)	0.6%	3.7%	3.4%	9.0%

Adjusted to exclude the effect of Liz Claiborne- related, restructuring and software implementation expenses, net of taxes (b)(c)(d):

Gross Profit	$87,675	$90,754	$365,627	$375,994
Gross Profit Percentage	43.1%	43.1%	42.6%	41.6%

Net (Loss) Income	$(5,293)	$(2,881)	$15,213	$31,877

Net (Loss) Income Per Basic Share	$(0.19)	$(0.10)	$0.55	$1.14
Net (Loss) Income Per Diluted Share	$(0.19)	$(0.10)	$0.53	$1.09

EBITDA (a)	$3,427	$8,878	$57,893	$83,231
EBITDA margin (a)	1.7%	4.2%	6.8%	9.2%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes) plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related, restructuring and software implementation expenses related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and other software implementation expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net (loss) income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted. (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008

Net (loss) income	$(3,704)	$(3,812)	$(2,554)	$30,337
Plus:
(Benefit from) provision for income taxes	(7,054)	(803)	(6,317)	10,538
Interest expense, net	5,643	6,067	19,244	21,821
Depreciation and amortization	6,392	6,298	19,205	18,461

EBITDA	1,277	7,750	29,578	81,157
Liz Claiborne-related expenses (c)	--	--	23,314	--
Restructuring and other expenses (d)	2,150	1,128	5,001	2,074

EBITDA as adjusted	$3,427	$8,878	$57,893	$83,231

(b)    The table below reconciles the calculation of (i) gross profit, (ii) net (loss) income and (iii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne related, restructuring and software implementation expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related, restructuring and software implementation expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net (loss) income as adjusted" and "Net (loss) income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008

Adjusted to exclude the effect of Liz Claiborne-related, restructuring and software implementation expenses:

Gross Profit:
Gross profit as reported	$87,675	$90,754	$345,701	$375,994
Liz Claiborne-related expenses (c)	--	--	19,926	--

Gross profit as adjusted	$87,675	$90,754	$365,627	$375,994

Net (Loss) Income (e):
Net (loss) income as reported	$(3,704)	$(3,812)	$(2,554)	$30,337
Liz Claiborne-related expenses, net of taxes (c)	--	--	14,628	--
Restructuring and other expenses, net of taxes (d)	(1,589)	931	3,139	1,540

Net (loss) income as adjusted	$(5,293)	$(2,881)	$15,213	$31,877

Net (Loss) Income Per Basic Share (e):
Net (loss) income per basic share as reported	$(0.13)	$(0.14)	$(0.09)	$1.08
Liz Claiborne-related, restructuring and other expenses, net of tax (c)(d)	(0.06)	0.04	0.64	0.06

Net (loss) income per basic share as adjusted	$(0.19)	$(0.10)	$0.55	$1.14

Net (Loss) Income Per Diluted Share (e):
Net (loss) income per diluted share as reported	$(0.13)	$(0.14)	$(0.09)	$1.04
Liz Claiborne-related, restructuring and other expenses, net of tax (c)(d)	(0.06)	0.04	0.62	0.05

Net (loss) income per diluted share as adjusted	$(0.19)	$(0.10)	$0.53	$1.09

(c)   For the nine months ended March 31, 2009, includes $4.4 million of Liz Claiborne transition expenses and $18.9 million of non-cash expenses relating to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. For the nine months ended March 31, 2009, also includes $1.0 million of Liz Claiborne transition expenses in cost of sales. For the nine months ended March 31, 2009, diluted shares were assumed to be 28,591,323, which include 690,478 potential common shares had the Company had net income.

(d)   For the three months ended March 31, 2009, restructuring and other expenses includes $1.0 million related to implementation of our Oracle accounting and order processing systems and $1.1 of restructuring expenses related to our Global Efficiency Re-engineering initiative. In addition, the three months ended March 31, 2009 and 2008 includes $0.1 million and $1.1 million of restructuring expenses that are not related to our Global Efficiency Re-engineering initiative. For the nine months ended March 31, 2009, restructuring and other expenses includes $1.7 million related to implementation of our Oracle accounting and order processing systems and $2.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative. In addition, the nine months ended March 31, 2009 and 2008 include $1.0 million and $2.1 million, respectively, of restructuring expenses that are not related to our Global Efficiency Re-engineering initiative.

(e)    On a reported basis, for the three and nine months ended March 31, 2009, our effective tax rate, which is calculated as a percentage of the loss before income taxes, was 65.6% and 71.2%, respectively. On an adjusted basis, for the three and nine months ended March 31, 2009, our effective tax rate was 38.5% and 21.8%, respectively. The difference in the effective tax rates is primarily due to the Liz Claiborne-related expenses that were incurred in the U.S. in the first half of fiscal 2009.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three and nine months ended March 31, 2009 and 2008:
(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008

Segment Net Sales:
North America Fragrance	$120,056	$114,481	$545,804	$552,682
International	75,210	85,711	281,135	308,789
Other	8,205	10,362	30,724	43,315

Total	$203,471	$210,554	$857,663	$904,786

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)
	March 31, 2009	June 30, 2008	March 31, 2008

Cash	$17,255	$26,396	$28,392
Accounts Receivable, Net	205,127	217,446	222,634
Inventories	360,973	408,563	340,037
Property and Equipment, Net	57,419	52,148	44,566
Exclusive Brand Licenses, Trademarks and Intangibles, Net	217,688	221,253	223,284
Total Assets	915,616	970,734	903,767
Short-Term Debt	128,200	119,000	97,800
Current Portion of Long-Term Debt	503	1,261	1,292
Current Liabilities	341,731	385,062	307,488
Long-Term Liabilities	236,496	249,071	254,775
Total Debt	351,996	343,957	322,752
Shareholders' Equity	337,389	336,601	341,504
Working Capital	293,164	306,735	322,621

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, inventory reductions and cash flows, and the costs, savings and benefits we expect in connection with our re-engineering project and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as the current economic downturn;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, unfavorable changes in U.S. or international tax laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, such as the Liz Claiborne fragrance brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*

the success of, and costs associated with, our re-engineering project and related restructuring plan; the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price;

*

the potential for significant impairment charges relating to our trademark, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2008 and our Quarterly Report on Form 10-Q for the period ended December 31, 2008.

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